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                                                                     Exhibit 4.1

                           CERTIFICATE OF DESIGNATION,
                     PREFERENCES AND RIGHTS OF THE SERIES OF
                                 PREFERRED STOCK
                                       OF
                                  APERIAN INC.
                                TO BE DESIGNATED
         SERIES A 18% CUMULATIVE CONVERTIBLE REDEEMABLE PREFERRED STOCK



         APERIAN, INC., a Delaware corporation (the "Company"), pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation of the Company and pursuant to Section 151 of the General Corporation Law of the State of Delaware, hereby certifies that the Board of Directors of the Company, by action of the Board of Directors on, April 6, 2001, adopted the following resolutions providing for the creation of 8,500,000 shares of a series of preferred stock to be designated "Series A 18% Cumulative Redeemable Preferred Stock."

         RESOLVED, that pursuant to the authority granted to the Board and in accordance with the provisions of the Certificate of Incorporation of the Company, the Board hereby creates a series of preferred stock, designated as Series A 18% Cumulative Convertible Redeemable Preferred Stock, states the number thereof to be 8,500,000 shares, par value $.01 per share, and fixes the relative rights, preferences and limitations of such shares as follows:

         Section 1. Certain Definitions. For purposes of this Certificate, the following definitions shall apply:

                  "Accrual Date" shall mean March 31, June 30, September 30 and December 31 of each year.

                  "Board" shall mean the Board of Directors of the Company.

                  "Closing Date" shall mean the date on which the merger of Fourthstage Technologies, Inc. with and into the Company's wholly owned subsidiary has been consummated.

                  "Closing Price" shall mean the average of the daily closing prices of the Common Stock as reported by The Nasdaq National Market System during the ten (10) trading days preceding the Closing Date.

                  "Common Stock" shall mean all shares now or hereafter authorized of any class of common stock of the Company.

                  "Company" shall mean Aperian Inc., a Delaware corporation, or any successor thereto.

                  "Conversion Date" shall mean the date set forth in Section 4(d) hereof, on which the Shares are converted to Common Stock.
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                  "Conversion Price" shall mean the price per share of Common
Stock used to determine the number of shares of Common Stock deliverable upon conversion of a Share of Series A Preferred Stock, which price shall initially be the Closing Price, subject to adjustment in accordance with the provisions of
Section 5 hereof.

                  "Cumulative Dividend" shall mean a dividend with respect to the Shares accruing from the later of the Closing Date or Issue Date at the Preferred Rate.

                  "Current Market Price" shall mean, at any date (in each case as adjusted for any stock dividend, split, combination or reclassification that took effect during the Measurement Period);

                  (a) if the Common Stock is admitted to trading on any national securities exchange, the average of the daily closing prices per share of Common Stock during the Measurement Period, as quoted (absent manifest error) in The Wall Street Journal;

                  (b) if the Common Stock is not admitted to trading on any national securities exchange, but is quoted on The Nasdaq National Market System, the average of the daily closing reported bid and asked prices of the Common Stock during the Measurement Period, as quoted (absent manifest error) in The Wall Street Journal;

                  (c) if the Common Stock is not admitted to trading on any national securities exchange and is not quoted on The Nasdaq National Market System in such manner that the quotations referred to above are available for the Measurement Period, Current Market Price shall be deemed to be the fair market value as determined in good faith by the Board.

                  "Distribution" shall mean the transfer of cash or property without consideration, by way of dividend or otherwise (except a dividend in shares of the capital stock of the Company) or the purchase or redemption of shares of capital stock of the Company for cash or property excluding the repurchase of any shares from a terminated employee or consultant of the Company within the terms of any agreement providing for such repurchase.

                  "DGCL" shall mean the Delaware General Corporation Law.

                  "Issue Date" shall mean the date on which Shares of the Series A Preferred Stock are first issued by the Company.

                  "Liquidation Event" shall mean any liquidation, dissolution or winding up of the Company, a merger or consolidation of the Company in which its Shareholders do not retain a majority of the voting power in the surviving corporation, or the sale or transfer of all or substantially all of the assets of the Company, whether voluntary or involuntary.

                  "Measurement Period" shall mean, as of any date, the thirty
(30) consecutive trading days ending fifteen (15) trading days before such date.

                  "Person" shall mean an individual, a partnership, a joint venture a limited liability company, a corporation, a trust, an unincorporated organization or government or any department or any agency thereof.

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                  "Preference Amount" shall mean the Closing Price plus any
compounded dividends.

                  "Preferred Rate" shall mean eighteen percent (18%) per annum of the Preference Amount.

                  "Record Holder" shall mean any Person who has legal title to any of the shares as set forth by the stock ownership records of the Company as of the particular record date.

                  "Redemption Date" shall mean the date fixed by the Record Holders pursuant to Section 8 hereof for redemption of the Series A Preferred Stock and, if fixed to occur before July 15, 2002, will not be binding on the Company; provided, that in no event shall the Redemption Date be fixed to occur before July 15, 2002.

                  "Redemption Price" shall mean (a) in the case of a Redemption pursuant to Section 8(a)(i), the greater of (i) the Preference Amount or (ii) the average of the daily closing prices as reported by The Nasdaq National Market System during (I) the ten (10) trading days preceding the date of the first annual meeting of Shareholders following the Issue Date, or (II) if such meeting has not been held by September 30, 2001, the ten (10) trading days preceding September 30, 2001; or (b) in the case of a redemption pursuant to
Section 8(a)(ii), the greater of (x) the Preference Amount or (y) the average of the daily closing prices as reported by The Nasdaq National Market System during the ten (10) trading days preceding the date notice of redemption is given.

                  "Series A Preferred Stock" shall mean all Series A Preferred Stock of the Company, the rights and privileges of which are set forth in this Resolution.

                  "Share" shall mean a share of Series A Preferred Stock.

                  "Shareholder" shall mean any Person who has legal title to the Common Stock of the Company.

         Section 2.   Dividends.

         (a) General Obligation. When, as and if declared by the Board, the Company shall, subject to the provisions of Section 4, pay dividends to the Record Holders in the manner provided in this Section 2(a). Except as otherwise provided herein, Cumulative Dividends on each Share will accrue on each Accrual Date whether or not such dividends have been declared or whether or not there are profits, surplus or other funds to the Company legally available for the payment of such dividends, and shall be payable quarterly in arrears on each of January 5, April 5, July 5 and October 5; provided, however, dividends will be paid only at such time as both (A) funds of the Company are legally available for payment thereof under the DGCL, as in effect immediately prior to such payment and (B) the Board declares and authorizes such payment. All unpaid dividends will compound on a quarterly basis and shall be added to the Preference Amount. Dividends shall be payable in cash in an amount per Share (subject to adjustments for stock splits and combinations and rounded to the nearest cent) equal to the Preferred Rate, from the date of issuance of the Shares to the date of such payment.

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         (b) Distribution of Partial Dividend Payments. If at any time the
Company pays less than the total amount of dividends then accrued with respect to the Series A Preferred Stock, such payment will be distributed pro rata among the Record Holders.

         (c) Priority. The Series A Preferred Stock is senior to all other capital stock of the Company, including specifically the Common Stock and any other series or class of stock as may be designated by the Board from time to time, in right of priority to Distributions paid as dividends or otherwise. No dividends or other Distribution with respect to any other series or class of capital stock of the Company shall be declared or paid prior to the declaration and payment in full of all Cumulative Dividends accrued as of the last day of the preceding quarter.

         Section 3. Liquidation. The Series A Preferred Stock is senior to all other capital stock of the Company, including specifically the Common Stock and any other series or class of stock as may be designated by the Board from time to time, in right of priority to Distributions paid in liquidation or otherwise. Upon occurrence of a Liquidation Event, the Record Holders will be entitled to be paid, before any payment or other Distribution is made upon any other equity securities of the Company, an amount in cash equal to the Preference Amount plus any accrued but unpaid dividends thereon up to the date of occurrence of the Liquidation Event. If upon any Liquidation Event the assets of the Company to be distributed among the Record Holders are insufficient to permit such payment in full to each Record Holder, then the entire assets to be distributed will be distributed ratably among such Record Holders. The Company will mail written notices of a Liquidation Event not less than 20 days prior to the payment date stated therein to each Record Holder. After the Preference Amount plus accrued dividends have been paid on all outstanding Shares, and any other preference amount is paid on any other series of preferred stock of the Company in accordance with the rights designated thereto, any remaining funds and assets of the Company legally available for distribution to Shareholders will be distributed ratably among the Shareholders in accordance with their Common Stock holdings on an as converted basis.

         Section 4.   Conversion

         (a) Mandatory Conversion. In the event that the Shareholders of the Company shall have approved the issuance of shares of Common Stock in exchange for the Shares in accordance with the Rules of Association as set forth in the National Association of Securities Dealers Manual, then without any action on the part of the Record Holders thereof or the Company, each outstanding Share shall be converted automatically into fully paid and nonassessable shares of Common Stock in accordance with the conversion ratio set forth in Section 4(b) hereof on the Conversion Date; provided, however, that upon such conversion of Shares, such Record Holder shall not be entitled to receive any accrued but unpaid Cumulative Dividends or any other amount payable pursuant to Section 2 hereof.

         (b) Conversion Ratio. Each Share of the Series A Preferred Stock shall be convertible into the number of shares of Common Stock determined by dividing the Closing Price by the Conversion Price in effect on the Conversion Date (initially equivalent to a conversion ratio of one (1) share of Common Stock for each Share), as adjusted from time to time pursuant to Section 5 hereof.

         (c) Mechanics of Conversion. Upon the occurrence of the event specified in Section 4(a), the outstanding Shares shall be converted automatically without any further action by the

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Record Holder of such Shares and whether or not the certificate or certificates representing such Shares are surrendered to the Company or to any transfer agent for the Series A Preferred Stock; provided, however, that the Company shall not be obligated to issue to any such Record Holder certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificate or certificates evidencing the Shares are either delivered to the Company or to any authorized transfer agent for the Series A Preferred Stock.

         (d) Conversion Date. Any conversion of Shares of the Series A Preferred Stock shall be deemed to have been effected immediately upon the fifth (5th) day following the date on which the Shareholder approval described in Section 4(a) is obtained.

         (e) Fractional Shares. No fractional shares of Common Stock shall be issued upon the conversion of Series A Preferred Stock and the number of shares of Common Stock to be issued to any Record Holder shall be rounded down to the nearest whole number.

         (f) Stock to be Reserved. The Company will at all times reserve and keep available out of its authorized Common Stock, free from preemptive rights, solely for the purpose of issuance upon the conversion of the Shares as herein provided, such number of shares of the Common Stock as shall then be issuable upon the conversion of all outstanding Shares of the Series A Preferred Stock. Upon the conversion of any Shares of Series A Preferred Stock, each share of Common Stock issued upon the conversion thereof shall be duly authorized, fully paid and nonassessable.

         (g) Approvals. If any shares of Common Stock to be reserved for the purpose of conversion of Shares of the Series A Preferred Stock require registration with or approval of any governmental authority under any federal or state law before such shares may be validly issued or delivered upon conversion, then the Company will in good faith and as expeditiously as possible endeavor to secure such registration or approval, as the case may be. If, and so long as, any Common Stock into which the Shares of Series A Preferred Stock are then convertible is listed on any national securities exchange or quoted on the automated quotation system of a national securities association, the Company will, if permitted by the rules of such exchange or association, list and keep listed on such exchange or association, upon official notice of issuance, all shares of such Common Stock issuable upon conversion.

         (h) No Reissuance of Converted Shares. Each Share of the Series A Preferred Stock converted by the Record Holder thereof into shares of the Common Stock as provided herein shall be canceled and retired and shall not be reissued.

         Section 5. Antidilution Adjustments. The Conversion Price shall be subject to adjustment from time to time as follows:

         (a) Stock Dividends, Subdivisions, Etc. Except as provided in Section 5(c), in the event the Company at any time or from time to time after the Issue Date shall declare or pay any dividend on the Common Stock payable in Common Stock, or effect a subdivision or combination of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock), then and in any such event, the Conversion Price shall be adjusted by multiplying the Conversion Price prior to the adjustment by the number of shares of Common Stock outstanding immediately prior to the effective time of such event and dividing the result by the number of shares of Common Stock outstanding immediately after the

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effective time of such event, effective in the case of such dividend, immediately after the close of business on the record date for the determination of holders of Common Stock entitled to receive such dividend, or in the case of a subdivision or combination, at the close of business immediately prior to the date upon which such corporate action becomes effective.

         (b) Adjustments for Other Dividends. In the event the Company at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in capital stock of the Company other than shares of Common Stock or in assets (excluding cash dividends or Distributions), then and in each such event, adequate provision shall be made so that the Record Holders receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities or other assets of the which such Record Holders would have received had the Series A Preferred Stock been converted prior to such effective record date.

         (c) Exceptions. The foregoing provisions of this Section 5 notwithstanding, no adjustment shall apply to the issuance of any Common Stock or other securities or options issued or issuable with approval of the Record Holders holding a majority of the outstanding Shares.

         (d) Calculation of Adjustments to Conversion Price. The calculation by the Board of any adjustment to the Conversion Price, made in good faith and in accordance with the foregoing provisions of this Section 5, shall be final and binding on all Shareholders of the Company.

         (e) Reports of Adjustments. Upon any adjustment of the Conversion Price or the number of shares of Common Stock into which the Series A Preferred Stock shall be convertible, or upon the occurrence of any other event requiring adjustments pursuant to Section 5 hereof, then and in each case the Company shall give written notice thereof to each Record Holder, which notice shall state the adjusted Conversion Price or the adjusted number of shares of Common Stock into which the Series A Preferred Stock shall be convertible (or which shall describe the new stock, securities, cash or other property receivable by such Record Holder upon conversion of the Series A Preferred Stock), as applicable, resulting from such adjustment and setting forth in reasonable detail the facts requiring such adjustment and the method upon which such adjustment was made, and the effective date of such adjustment.

         Section 6. Voting Rights. Except as otherwise provided in Section 5(c)and Section 7 hereof or as required by law, no Shares of the Series A Preferred Stock shall have the right to vote on any matters to be voted on with respect to the Company, and the Series A Preferred Stock shall not be included in determining the number of shares voting or entitled to vote on such matters.

         Section 7. Restrictions and Limitations. So long as any Shares remain outstanding, the Company shall not, and shall not permit any successor by merger or consolidation of the Company, without the approval by vote or written consent of the Record Holders of a majority of the outstanding Shares to:

         (a) No Senior Securities. Authorize or issue, or obligate itself to issue, any other equity security senior to or on a parity with the Series A Preferred Stock as to dividend, liquidation preferences or conversion rights;

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         (b) No Change in Authorized Shares. Increase or decrease (other than by redemption or conversion) the total number of authorized Shares of Series A Preferred Stock;

         (c) No Change in Rights. Change, by amending Company's Certificate of Incorporation, Bylaws, or otherwise, any of the rights, preferences, privileges or limitations provided for herein for the benefit of the Series A Preferred Stock;

         (d) No Change in the Number of Directors. Change the number of directors or increase the authorized number of shares of capital stock; or

         (e) No Preference to Subordinate Stock. Make any Distribution, as a dividend, in liquidation or otherwise, in preference to the Series A Preferred Stock.

Nothing herein shall be construed as limiting the Company's ability to make any subdivision or combination of the outstanding Common Stock or approving any merger, consolidation, asset sale or stock sale.

         Section 8.   Redemption.

         (a) Optional Redemption by the Record Holders. At any time following the Issue Date, and in accordance with the notice procedures set forth below, each Record Holder shall have the right, at its sole election and option, to redeem all but not less than all outstanding Shares of the Series A Preferred Stock held by each Record Holder thereof, in each case at a redemption price per Share payable in cash equal to the Redemption Price together with accrued but unpaid dividends thereon and unpaid interest to the Redemption Date.

         (b) Notice of Redemption. Notice of any redemption pursuant to this
Section 8 shall be sent by or on behalf of the Record Holder not less than ten
(10) nor more than sixty (60) business days prior to the Redemption Date specified in such notice to the Company; provided, however, that no failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Shares except as to the Company if such notice by or on behalf of the Record Holder was defective. In addition to any information required by law, such notice shall state: (i) the Redemption Date fixed by the Record Holder and (ii) the Redemption Price. Subject to Section 3 hereof, upon the mailing of any such notice of redemption, the Company shall, subject to any limitations of DGCL, become obligated to redeem at the Redemption Date all Shares called for redemption.

         (c) Insufficient Funds. If the funds of the Company legally available for redemption of the Series A Preferred Stock pursuant to this Section 8 are insufficient to redeem the total number of Shares of Series A Preferred Stock to be redeemed, the Company shall redeem only such number of Shares of Series A Preferred Stock as may be allowed out of funds legally available, subject to any limitations of DGCL, for redemption of such Shares. In such event, the Company shall select Shares for redemption on a pro rata basis for each Record Holder based on its percentage of Shares of Series A Preferred Stock held. At any time thereafter, when additional funds of the Company are legally available for the redemption of Series A Preferred Stock, such funds, subject to any limitations of DGCL, will be used at the earliest permissible time, to redeem the balance of such Shares, or such portion thereof for which funds are then legally available.

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         (d) Fiduciary Duty. The Company hereby agrees that any redemption of
Shares pursuant to this Section 8 will not result in a breach of the fiduciary duty owed by any of the Record Holders (including in their capacity, if any, as officers and directors of the Company) to either the Company or its Shareholders and neither the Company nor its Shareholders shall be entitled to bring any action or claim against any of them as a result of any such redemption.

         Section 9.   Recapitalization, Merger, Etc.

         (a) If the shares of the Common Stock issuable upon the conversion of the shares of the Series A Preferred Stock shall be changed into the same or a different number of shares of any other class or classes or series of capital stock of the Company, whether by recapitalization, reclassification or otherwise, then, and in each such event, adequate provisions shall be made such that the holder of each share of the Series A Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of capital stock and other securities and property receivable upon such reorganization, reclassification or other change by holders of the number of shares of the Common Stock into which such share of the Series A Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or other change. No adjustments or provision for adjustments shall be made with respect to the Conversion Price as a result of any of the events described in this Section 9.

         (b) Except as otherwise provided in this Section 9, if, at any time or from time to time, the Company shall be a party to a merger or consolidation of the Company with or into another Person, a share exchange involving the Company or shall sell, lease, exchange or transfer all or substantially all of the property or assets of the Company to any other Person, then, as a condition to the consummation of such transaction, adequate provision shall be made so that each holder of shares of the Series A Preferred Stock shall thereafter be entitled to receive, per share of Series A Preferred Stock, upon conversion of the shares of the Series A Preferred Stock (i) the number of shares of capital stock or other securities or property of the Company, or of the successor corporation, resulting from such merger, consolidation, share exchange or sale, lease, exchange or transfer, that would have been received per share of Common Stock by holders of shares of the Series A Preferred Stock had their shares of Series A Preferred Stock been converted into shares of the Common Stock immediately prior to the consummation of such transaction multiplied by (ii) the number of shares of the Common Stock into which each share of the Series A Preferred Stock could have been converted immediately prior to the consummation of such transaction. No adjustments or provision for adjustments shall be made with respect to the Conversion Price as a result of any of the events described in this Section 9.

         Section 10. Issue Tax. The issuance of certificates for shares of Common Stock upon conversion of the Series A Preferred Stock shall be made without charge to the Record Holders thereof of any issuance or other tax in respect thereof, or other cost incurred by the Company in connection with such conversion and the related issuance of shares of Common Stock; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the Record Holder of the Series A Preferred Stock which is being converted.

         Section 11. Notices. All notices referred to herein, except as otherwise expressly provided, will be hand delivered or made by mail, postage prepaid, and will be deemed to have been given when so hand delivered or mailed to the last known address of the Record Holder as set forth on the stock ledger of the Company.

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                        [following is the signature page]

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         IN WITNESS WHEREOF, Aperian, Inc. has caused this Certificate to be signed by Wayne Irwin, its President, and attested to by Peter Lorenzen, its Secretary, this 6th day of April, 2001.



                                                     By
                                                        -----------------------
                                                         Wayne Irwin, President

ATTEST:


--------------------------
Peter Lorenzen, Secretary